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                                                                      EXHIBIT 23

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Guess?, Inc.:

We consent to incorporation by reference in the registration statement
(Nos. 333-10069) on Form S-8 of Guess?, Inc. of our report dated February 9, 2000, except for note 15, which is as of March 3, 2000, relating to the consolidated balance sheets of Guess?, Inc. and subsidiaries as of December 31, 1998, and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Guess?, Inc.

KPMG LLP
Los Angeles, California
March 27, 2000